Exhibit 99.1

Blueknight Announces First Quarter 2020 Results

Highlights

•	Net income of $0.0 million, operating income of $2.8 million and Adjusted EBITDA of $15.0 million; results impacted by $5.1 million non-cash impairment primarily due to lower crude oil prices
•	Asphalt terminalling off to a strong start with throughput volumes 17% higher versus prior year
•	Crude oil terminalling benefiting from a deep contango market and current third-party contracted storage reaching its highest level since 2017 at 5.8 million barrels
•	No federal government loan program support required to manage market uncertainty
•	Distributable cash flow up 23% year-over-year and 2020 guidance on track with first quarter distribution coverage of 1.25 times and leverage ratio of 4.27 times

TULSA - May 6, 2020 - Blueknight Energy Partners, L.P. (“Blueknight” or the “Partnership”) (Nasdaq: BKEP and BKEPP) today announced its financial results for the three months ended March 31, 2020. Net income was $0.0 million for the first quarter of 2020, as compared to net income of $3.8 million for the same period in 2019. Net income for 2020 includes non-cash impairment expense of $5.1 million, primarily due to adjusting the cost basis of pipeline linefill to the market price of crude oil as of March 31, 2020.  Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) was $15.0 million for the three months ended March 31, 2020, as compared to $14.5 million for the same period in 2019 (note non-GAAP financial measures reflected exclude non-cash gains and losses on asset sales). The increase in total Adjusted EBITDA year-over-year reflects stable total operating margins, higher other income related to insurance reimbursements and lower corporate overhead expenses.

“The overall business had a good start to the year, supporting our 2020 guidance communicated last quarter. Our largest operating segment, asphalt terminalling, had 17% higher throughput volumes over the prior year with a significant portion of that activity occurring in the month of March. While volumes do not have a significant revenue impact this early in the year due to contracted minimum throughput guarantees, the higher volumes underline the demand strength for infrastructure and road construction as many states plan to increase activity due to lower traffic and more favorable asphalt pricing as a result of coronavirus impacts to the market. Our second largest operating segment, crude oil terminalling, is experiencing a significant increase in demand, and I’m proud to say our storage is more than fully subscribed with the help of our team optimizing our system to maximize available capacity for contract at attractive pricing,” said Mark Hurley, Chief Executive Officer.

“Crude oil transportation performed well with volumes increasing during the quarter; however, we continue to see a more challenging upstream environment ahead and are taking actions to best manage the business. In that regard, we continue to show further corporate expense improvements with costs 4% lower year-over-year and we’re tracking well to capture additional efficiencies throughout this year.

“Finally, although these are trying times for the U.S. economy and many businesses, especially within the energy sector, we continue to see the market environment this year as our opportunity to showcase the strength of our assets and uniquely positioned terminalling platform.  Consistent with that message, we believe our business remains on solid footing from our advantaged market position and therefore did not require any support from the federal government loan assistance program. It is also our steadfast commitment to always act in the very best interest for all our employees, stakeholders, and importantly, the communities in which we operate and touch, and do our part to ensure those funds go to business owners truly needing that protection during these uncertain times,” added Hurley.

SEGMENT RESULTS

Asphalt Terminalling Services. Total operating margin, excluding depreciation and amortization, for the three months ended March 31, 2020, was slightly ahead of the same period last year.  Total throughput volumes across our 53 asphalt sites increased 17% versus the same period in the prior year. The 53 asphalt sites are fully contracted in 2020 with a weighted average remaining term of approximately 4.6 years.

Crude Oil Terminalling Services. Total operating margin, excluding depreciation and amortization, was slightly lower by $0.1 million for the three months ended March 31, 2020, compared to the same period in 2019.  The decrease in revenue was primarily due to lower average contracted volumes of approximately 500 thousand barrels versus the prior year.  Throughput volumes year-over-year remained consistent. Average contracted storage over the first quarter 2020 was approximately 4.9 million barrels. As of May 1, 2020, total contracted storage increased over the first quarter average by approximately 900 thousand barrels to 5.8 million barrels.

Crude Oil Pipeline Services. Total operating margin, excluding depreciation and amortization, decreased $0.3 million for the three months ended March 31, 2020, compared to the same period in 2019 due to lower pipeline throughput volumes based on less upstream production activity year-over-year. Volumes for the three months ended March 31, 2020, averaged 16 thousand barrels per day.

Crude Oil Trucking Services. Total operating margin, excluding depreciation and amortization, increased $0.2 million for the three months ended March 31, 2020, compared to the same period in 2019 despite a decrease in volumes transported due to reduced costs and longer hauls. Volumes for the three months ended March 31, 2020, averaged 23 thousand barrels per day.

BALANCE SHEET AND CASH FLOW

For the three months ended March 31, 2020, distributable cash flow was $10.2 million, as compared to $8.2 million for the same period in 2019.  The 23% increase year-over-year was driven by improved earnings, lower net maintenance capital expenditures and lower interest payments. Based on the Partnership’s most recent distribution announcement, distribution coverage was 1.25 times for first quarter of 2020 versus 1.02 times for the same period in 2019.

Net capital expenditures for the first quarter of 2020 were $2.7 million, which included $1.7 million of net maintenance capital. The Partnership ended the first quarter of 2020 with total debt of $272.6 million, which resulted in a leverage ratio of 4.27 times, and $0.7 million of cash. On January 3, 2020, the Ergon put was settled in cash for $12.2 million. As of May 1, 2020, total debt was $272.6 million and cash was $0.5 million.  At the end of the first quarter of 2020, total availability under the credit facility was approximately $127.4 million, and availability subject to covenant restrictions was $30.5 million.

NEW INVESTOR PRESENTATION AND CONFERENCE CALL DETAILS

The Partnership uploaded a new investor presentation to the Investor section of its website at http://investor.bkep.com detailing Blueknight's investment highlights and long-term strategy.

The Partnership will discuss first quarter 2020 results during a conference call tomorrow, Thursday, May 7, 2020, at 10:00 a.m. CDT (11:00 a.m. EDT). The conference call will be accessible by telephone at 1-855-327-6837. International participants will be able to access the conference call at 1-631-891-4304. Participants are requested to dial in five to ten minutes before the scheduled start time. An audio replay will be available through the Investors section of the Partnership’s website referenced above for 30 days.

Additional information regarding the Partnership’s results of operations will be provided in the Partnership’s Quarterly Report on Form 10-Q for the three months ended March 31, 2020, to be filed with the SEC on May 7, 2020.

Results of Operations

The following table summarizes the Partnership’s financial results for the three months ended March 31, 2019 and 2020 (in thousands, except per unit data):

	Three Months Ended March 31,
	2019	2020

Service revenue:
Third-party revenue	$15,886	$13,229
Related-party revenue	4,219	4,077
Lease revenue:
Third-party revenue	9,763	9,831
Related-party revenue	4,940	4,921
Product sales revenue:
Third-party revenue	58,924	47,052
Total revenue	93,732	79,110
Costs and expenses:
Operating expense	27,243	24,939
Cost of product sales	24,587	14,221
Cost of product sales from related party	30,774	28,254
General and administrative expense	3,693	3,540
Asset impairment expense	1,119	5,122
Total costs and expenses	87,416	76,076
Gain (loss) on sale of assets	1,724	(185)
Operating income	8,040	2,849
Other income (expenses):
Other income	-	558
Interest expense	(4,271)	(3,399)
Income before income taxes	3,769	8
Provision for income taxes	12	8
Net income	$3,757	$-

Allocation of net income(loss) for calculation of earnings per unit:
General partner interest in net income	$105	$-
Preferred interest in net income	$6,279	$6,279
Net loss available to limited partners	$(2,627)	$(6,279)

Basic and diluted net loss per common unit	$(0.06)	$(0.15)

Weighted average common units outstanding - basic and diluted	40,678	41,015

The table below summarizes the Partnership’s financial results by segment operating margin, excluding depreciation and amortization for the three months ended March 31, 2019 and 2020 (dollars in thousands):

	Three Months Ended		Favorable/(Unfavorable)
Operating results	March 31,		Three Months
	2019	2020	$	%
Operating margin, excluding depreciation and amortization:
Asphalt terminalling services	$13,518	$13,657	$139	1%
Crude oil terminalling services	2,589	2,452	(137)	(5)%
Crude oil pipeline services	1,813	1,531	(282)	(16)%
Crude oil trucking services	(58)	150	208	359%
Total operating margin, excluding depreciation and amortization	$17,862	$17,790	$(72)	(0)%

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measures of Adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, non-cash equity-based compensation, asset impairment charges, gains and losses on asset sales and other select items which management feels decreases the comparability of results among periods. Distributable cash flow is defined as Adjusted EBITDA minus cash paid for interest, maintenance capital expenditures, cash paid for taxes, and other select items which management feels decreases the comparability of results among periods. Operating margin, excluding depreciation and amortization is defined as revenues from related parties and external customers less operating expenses, excluding depreciation and amortization. The use of Adjusted EBITDA, distributable cash flow and operating margin, excluding depreciation and amortization should not be considered as alternatives to GAAP measures such as operating income, net income or cash flows from operating activities. Adjusted EBITDA, distributable cash flow and operating margin, excluding depreciation and amortization are presented because the Partnership believes they provide additional information with respect to its business activities and are used as supplemental financial measures by management and external users of the Partnership’s financial statements, such as investors, commercial banks and others to assess, among other things, the Partnership’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure. Reconciliations of these measures to their most directly comparable GAAP measures are included in the following tables.

The following table presents a reconciliation of Adjusted EBITDA and distributable cash flow to net income for the periods shown (in thousands, except ratios):

	Three Months Ended March 31,
	2019	2020
Net income	$3,757	$-
Interest expense	4,271	3,399
Income taxes	12	8
Depreciation and amortization	6,734	6,094
Non-cash equity-based compensation	309	195
Asset impairment expense	1,119	5,122
(Gain) loss on sale of assets	(1,724)	185
Adjusted EBITDA	$14,478	$15,003
Cash paid for interest	(4,189)	(3,145)
Cash paid for income taxes	-	(1)
Maintenance capital expenditures, net of reimbursable expenditures	(2,050)	(1,689)
Distributable cash flow	$8,239	$10,168

Distributions declared (1)	8,080	8,106
Distribution coverage ratio	1.02	1.25

___________________________

(1) Inclusive of preferred and common unit declared cash distributions.

The following table presents a reconciliation of total operating margin, excluding depreciation and amortization to operating income for the periods shown (dollars in thousands):

	Three Months Ended		Favorable/(Unfavorable)
	March 31,		Three Months
	2019	2020	$	%
Total operating margin, excluding depreciation and amortization	$17,862	$17,790	$(72)	(0)%
Depreciation and amortization	(6,734)	(6,094)	640	10%
General and administrative expense	(3,693)	(3,540)	153	4%
Asset impairment expense	(1,119)	(5,122)	(4,003)	(358)%
Gain (loss) on sale of assets	1,724	(185)	(1,909)	(111)%
Operating income	$8,040	$2,849	$(5,191)	(65)%

Forward-Looking Statements

This release includes forward-looking statements. Statements included in this release that are not historical facts (including, without limitation, any statements about future financial and operating results, guidance, projected or forecasted financial results, objectives, project timing, expectations and intentions and other statements that are not historical facts) are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the Partnership’s debt levels and restrictions in its credit agreement, its exposure to the credit risk of our third-party customers, the Partnership’s future cash flows and operations, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Blueknight Energy Partners, L.P.

Blueknight owns and operates a diversified portfolio of complementary midstream energy assets consisting of:

•	8.8 million barrels of liquid asphalt storage located at 53 terminals in 26 states;
•

6.9 million barrels of above-ground crude oil storage capacity located primarily in Oklahoma, approximately 6.6 million barrels of which are located at the Cushing Interchange terminalling facility in Cushing, Oklahoma;

•	611 miles of crude oil pipeline located primarily in Oklahoma and Texas; and
•	63 crude oil transportation vehicles deployed in Oklahoma, Kansas and Texas.

Blueknight provides integrated terminalling, gathering and transportation services for companies engaged in the production, distribution and marketing of liquid asphalt and crude oil.  Blueknight is headquartered in Tulsa, Oklahoma. For more information, visit the Partnership’s website at www.bkep.com.

Contact:

Blueknight Investor Relations, (918) 237-4032

investor@bkep.com